Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 3 to Registration Statement No. 333-175934 on Form S-1 of our report dated August 1, 2011 relating to the combined consolidated financial statements of M/A-COM Technology Solutions Holdings, Inc. (which report expresses an unqualified opinion on the combined consolidated financial statements and includes an explanatory paragraph referring to the common control business combination of M/A-COM Technology Solutions Holdings, Inc. and Mimix Holdings, Inc.) appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts

October 21, 2011